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                                                                 Exhibit (g)(5)

                                 AMENDATORY AGREEMENT

     AMENDATORY AGREEMENT, dated as of March 28, 2003, between The GNMA Fund Investment Accumulation Program, Inc., a Maryland corporation (the "Fund") and The Bank of New York, a New York corporation (the "Custodian").

                                     WITNESSETH:

     WHEREAS, from time to time the Custodian holds various securities owned by the Fund through certain securities depositories (as defined in Rule 17f-4 under the Investment Company Act of 1940, as amended (the "Rule")); and

     WHEREAS, the Rule is being amended effective as of the date above with the effect of imposing certain obligations on the Custodian;

     NOW, THEREFORE, the Custodian hereby agrees and confirms that it (a) is obligated to exercise due care in accordance with reasonable commercial standards in discharging its duty as a securities intermediary to obtain and thereafter maintain financial assets corresponding to the Fund's securities entitlements; and (b) is required to provide, promptly upon request by any authorized person of the Fund, such reports as are available concerning the internal controls and financial strength of the Custodian.

     IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the date first above written.

                                                 THE GNMA FUND INVESTMENT
                                                   ACCUMULATION PROGRAM, INC.

                                                 By /s/ [illegible]
                                                   ---------------------------
                                                 THE BANK OF NEW YORK

                                                 By
                                                   ---------------------------